Exhibit 10.3

LOAN AGREEMENT

Wachovia Bank, National Association

190 River Road

Summit, New Jersey 07901

(Hereinafter referred to as the “Bank”)

Cybex International, Inc.

10 Trotter Drive

Medway, MA 02053-2299

(Individually and collectively “Borrower”)

This Loan Agreement (“Agreement”) is entered into on July 30, 2007, by and between Bank and Borrower.

This Agreement applies to the loan or loans (individually and collectively, the “Loan”) evidenced by one or more promissory notes dated July 30, 2007 or other notes subject hereto, as modified from time to time (whether one or more, the “Note”) and all Loan Documents. The terms “Loan Documents” and “Obligations,” as used in this Agreement, are defined in the Note.

Relying upon the covenants, agreements, representations and warranties contained in this Agreement, Bank is willing to extend credit to Borrower upon the terms and subject to the conditions set forth herein, and Bank and Borrower agree as follows:

ARTICLE 1

1. REPRESENTATIONS. Borrower represents that from the date of this Agreement and until final payment in full of the Obligations:

1.1. Accurate Information. All information now and hereafter furnished to Bank is and will be true, correct and complete in all material respects. Any such information relating to Borrower’s financial condition will accurately reflect, subject to year end audit and adjustment, Borrower’s financial condition as of the date(s) thereof, (including all contingent liabilities of every type), and Borrower further represents that its financial condition has not changed in a material adverse manner since the date(s) of such documents.

1.2. Authorization; Non-Contravention. The execution, delivery and performance by Borrower and any guarantor, as applicable, of this Agreement and other Loan Documents to which it is a party are within its power, have been duly authorized as may be required and, if necessary, by making appropriate filings with any governmental agency or unit and are the legal, binding, valid and enforceable obligations of Borrower; and do not (i) contravene, or constitute (with or without the giving of notice or lapse of time or both) a violation of any provision of applicable law, a violation of the organizational documents of Borrower, or a default under any agreement, judgment, injunction, order, decree or other instrument binding upon or affecting Borrower, excluding any violations or defaults which would not have a material adverse effect on the business, financial position, results of operations, properties or prospects of Borrower (“Material Adverse Effect”), (ii) result in the creation or imposition of any lien (other than the lien(s) created by the Loan Documents) on any of Borrower’s assets, or (iii) give cause for the acceleration of any obligations of Borrower to any other creditor.

1.3. Asset Ownership. Borrower has good and marketable title to the Collateral (as such term is defined in the Security Agreement dated as of the date hereof between Borrower and Bank, as amended or supplemented from time to time), and all such Collateral is free and clear of security deeds, pledges, liens, charges, and all other encumbrances, except the lien in favor of the Bank created by the Security Agreement. To Borrower’s knowledge, no claims or interests adverse to Borrower’s present rights in the Collateral have arisen.

1.4. Discharge of Liens and Taxes. Borrower has duly filed, paid and/or discharged all taxes or other claims which may become a lien on any of its property or assets, except to the extent that such items are being appropriately contested in good faith and an adequate reserve for the payment thereof is being maintained.

1.5. Sufficiency of Capital. Borrower is not, and after consummation of this Agreement and after giving effect to all indebtedness incurred and liens created by Borrower in connection with the Note and any other Loan Documents, will not be, insolvent within the meaning of 11 U.S.C. §101(32).

1.6. Compliance with Laws. Borrower is in compliance in all respects (except where the failure to be in compliance would not have a Material Adverse Effect) with all federal, state and local laws, rules and regulations applicable to its properties, operations, business, and finances, including, without limitation, any federal or state laws relating to liquor (including 18 U.S.C. §3617, et seq.) or narcotics (including 21 U.S.C. §801, et seq.) and/or any commercial crimes; all applicable federal, state and local laws and regulations intended to protect the environment; and the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), if applicable.

1.7. Organization and Authority. Each corporate or limited liability company Borrower and/or guarantor, as applicable, is duly created, validly existing and in good standing under the laws of the state of its organization, and has all powers, governmental licenses, authorizations, consents and approvals required to operate its business as now conducted (except where the failure to be in compliance would not have a Material Adverse Effect). Each corporate or limited liability company Borrower and/or guarantor, as applicable, is duly qualified, licensed and in good standing in each jurisdiction where qualification or licensing is required by the nature of its business or the character and location of its property, business or customers, and in which the failure to so qualify or be licensed, as the case may be, in the aggregate, could have a material adverse effect on the business, financial position, results of operations, properties or prospects of Borrower or any such guarantor.

1.8. No Litigation. There are no pending or threatened material suits, claims or demands against Borrower or any guarantor that have not been disclosed to Bank by Borrower in writing.

1.9. Regulation U. None of the proceeds of the credit extended pursuant to this Agreement shall be used directly or indirectly for the purpose of purchasing or carrying any margin stock in violation of any of the provisions of Regulation U of the Board of Governors of the Federal Reserve System (“Regulation U”), or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry margin stock or for any other purchase which might render the Loan a “Purpose Credit” within the meaning of Regulation U.

1.10. ERISA. Each employee pension benefit plan, as defined in ERISA, maintained by Borrower meets, as of the date hereof, the minimum funding standards of ERISA and all applicable regulations thereto and requirements thereof, and of the Internal Revenue Code of 1986, as amended. No “Prohibited Transaction” or “Reportable Event” (as both terms are defined by ERISA) has occurred with respect to any such plan.

ARTICLE 2

2. AFFIRMATIVE COVENANTS. Borrower agrees that from the date hereof and until final payment in full of the Obligations, unless Bank shall otherwise consent in writing, Borrower will:

2.1. Access to Books and Records. Allow Bank, or its agents, during normal business hours, access to the books, records and such other documents of Borrower as Bank shall reasonably require, and allow Bank to make copies thereof at Bank’s expense.

2.2. Business Continuity. Conduct its business in substantially the same manner and locations as such business is now and has previously been conducted.

2.3. Compliance with Other Agreements. Comply with all terms and conditions contained in this Agreement, and any other Loan Documents, and swap agreements, if applicable, as defined in the 11 U.S.C. §101.

2.4. Estoppel Certificate. Furnish, within 15 days after request by Bank, a written statement duly acknowledged of the amount due under the Loan and whether offsets or defenses exist against the Obligations.

2.5. Insurance. Maintain adequate insurance coverage with respect to its properties and business against loss or damage of the kinds and in the amounts customarily insured against by companies of established reputation engaged in the same or similar businesses including, without limitation, commercial general liability insurance, workers compensation insurance, and business interruption insurance; all acquired in such amounts and from such companies as Bank may reasonably require.

2.6. Maintain Properties. Maintain, preserve and keep the Collateral in good repair, working order and condition, making all needed replacements, additions and improvements thereto.

2.7. Non-Default Certificate From Borrower. Deliver to Bank, with the Financial Statements required in Article 4 below, a certificate signed by Borrower, if Borrower is an individual, or by a principal financial officer of Borrower warranting that no “Default” as specified in the Loan Documents nor any event which, upon the giving of notice or lapse of time or both, would constitute such a Default, has occurred.

2.8. Notice of Default and Other Notices. (a) Notice of Default. Furnish to Bank immediately upon becoming aware of the existence of any condition or event which constitutes a Default (as defined in the Loan Documents) or any event which, upon the giving of notice or lapse of time or both, may become a Default, written notice specifying the nature and period of existence thereof and the action which Borrower is taking or proposes to take with respect thereto. (b) Other Notices. Promptly notify Bank in writing of (i) any material adverse change in its financial condition or its business; (ii) any default under any material agreement, contract or other instrument to which it is a party or by which any of its properties are bound, or any acceleration of the maturity of any material indebtedness owing by Borrower; (iii) any material adverse claim against or affecting Borrower or any part of its properties; (iv) the commencement of, and any material determination in, any material litigation with any third party or any proceeding before any governmental agency or unit affecting Borrower; and (v) at least 30 days prior thereto, any change in Borrower’s name or address as shown above, and/or any change in Borrower’s corporate structure.

2.9. Other Financial Information. Deliver promptly such other information regarding the operation, business affairs, and financial condition of Borrower which Bank may reasonably request.

2.10. Payment of Debts. Pay and discharge when due, and before subject to penalty or further charge, and otherwise satisfy before maturity or delinquency, all material obligations, debts, taxes, and liabilities of whatever nature or amount, except those which Borrower in good faith disputes.

ARTICLE 3

3. NEGATIVE COVENANTS. Borrower agrees that from the date of this Agreement and until final payment in full of the Obligations, unless Bank shall otherwise consent in writing, Borrower will not:

3.1. Change in Fiscal Year. Change its fiscal year without the consent of Bank.

3.2. Encumbrances. Create, assume, or permit to exist any mortgage, security deed, deed of trust, pledge, lien, charge or other encumbrance on the Collateral.

3.3. Default on Other Contracts or Obligations. Default on any material contract with or obligation when due to a third party or default in the performance of any material obligation to a third party incurred for money borrowed.

3.4. Government Intervention. Permit the assertion or making of any seizure, vesting or intervention by or under authority of any government by which the management of Borrower is displaced of its authority in the conduct of its respective business or its business is materially curtailed or materially impaired.

3.5. Judgment Entered. Permit the entry of any material monetary judgment or the material assessment against, the filing of any material tax lien against, or the issuance of any material writ of garnishment or attachment against any property of or debts due Borrower which is not discharged or execution is not stayed within 60 days of entry.

ARTICLE 4

4. REPORTING REQUIREMENTS.

(a) Within 120 days after each fiscal year end, a copy of the annual audited financial statement prepared by an independent auditor satisfactory to the Bank.

(b) Within 60 days following each quarter end, copies of all financial statements and, upon the written request of the Bank any other reports, that are required to by filed by and/or with the Securities and Exchange Commission (SEC) and/or stockholders.

ARTICLE 5

5. FINANCIAL COVENANTS.

(a) The following financial covenants will be applicable to the Loan and tested annually at fiscal year end:

Minimum Debt Service Coverage. At all times the Borrower shall generate a minimum Debt Service Coverage Ratio of 1.20x. The Debt Service Coverage Ratio shall be established by taking the Borrower’s EBITDA, less unfinanced capital expenditures, less dividends paid, divided by interest expense, plus regularly scheduled payments of principal paid on all of the indebtedness of the Borrower (the “Indebtedness”) (exclusive of the CIT working capital revolving facility), plus cash taxes for the period in question. This covenant is to be tested quarterly, with the first test as of December 31, 2007, on a trailing twelve (12) month basis.

Leverage Ratio. At all times, the Borrower’s Leverage Ratio shall not exceed 5.0x EBITDA. This covenant is to be tested quarterly, with the first test as of December 31, 2007, on a trailing twelve (12) month basis.

(b) As used above the following terms shall have the following meanings:

“Leverage Ratio” shall mean, for any applicable period of computation, the ratio of the following for the Borrower and its subsidiaries on a consolidated basis determined in accordance with GAAP: (a) Funded Debt of the Borrower and its subsidiaries as of the end of such period to (b) EBITDA for such period.

“EBITDA” shall mean in any period, all earnings of the Borrower for said period before all interest and tax obligations of the Borrower for said period and all depreciation and amortization expense for said period, determined in accordance with GAAP on a consistent basis with the latest audited financial statements of the Borrower, but excluding the effect of extraordinary or non-reoccurring gains or loses for such period.

“Funded Debt” as of any date, the Indebtedness of the Borrower and its Subsidiaries for money borrowed from financial institutions.

“GAAP” means generally accepted accounting principles and practices which are recognized as such by the American Institute of Certified Public Accountants acting through its Accounting Principles Board or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof, as in effect on the date hereof.

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Signatures on Separate Page

IN WITNESS WHEREOF, Borrower and Bank, on the day and year first written above, have caused this Agreement to be executed under seal.

WITNESS/ATTEST:	Wachovia Bank, National Association

/s/ Dolores Ungaro	/s/ Dante Bucci
Dolores Ungaro	Dante Bucci, Senior Vice President

WITNESS/ATTEST:	Cybex International, Inc.

/s/ Patty Waisner	/s/ Arthur W. Hicks, Jr.
Patty Waisner	Arthur W. Hicks, Jr.
Vice President, Chief Operating Officer & Chief Financial Officer